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                                                                    Exhibit 10.7


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement"), made this 18th day of August, 2004, is entered into by Charles River Laboratories International, Inc., with its principal place of business at 251 Ballardvale Street, Wilmington, Massachusetts 01887 (the "Company"), and Mr. Dennis R. Shaughnessy, an individual residing at, 92 Old Right Road, Ipswich, Massachusetts 01938 (the "Consultant").

                                  INTRODUCTION

         The Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company. The Company acknowledges that the Consultant will be serving under a faculty appointment at Northeastern University's College of Business Administration during the consulting period, and accordingly his services to the Company will be limited by the terms of his appointment. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. SERVICES. The Consultant agrees to perform consulting services to and for the Company in the area of corporate development, and more specifically in the identification, development and negotiation of merger and acquisition opportunities in support of the Company's executive responsible for the corporate development function, as may be reasonably requested from time to time by the Company's Chief Executive Officer. Consultant's principal engagement will be the project specified on EXHIBIT A. Such services will be provided on a mutually agreeable schedule, and shall not exceed four days per month during the academic year (September through April). Consultant will be provided with reasonable and appropriate out-of-pocket expense reimbursement by CRL where necessary for Consultant to deliver the required services. Any travel required will be subject to Consultant's reasonable consent. Charles River will make limited office space, including appropriate IT capability, available as needed for the conduct of any consulting services requested by CRL not referenced in Exhibit A. Notwithstanding the foregoing, to the extent the Company wishes to retain Consultant from time to time to provide legal services to or on behalf of the Company, such services would be provided by Consultant on a negotiated fee-for-service basis independent of the compensation provided hereunder for corporate development consulting services.

2. TERM. This Agreement shall have an effective date set forth on the signature page hereto, but services shall be provided beginning January 1, 2005, and shall continue through the period ending July 28, 2006 (such period being referred to as the "Consultation Period"), unless sooner terminated in accordance with the terms hereof. The parties may thereafter agree to extend the period of the Consulting Agreement, but only by mutual consent and otherwise on terms satisfactory to the Company.

3.   COMPENSATION.

     3.1 CONSULTING FEES. During the Consultation Period, the Company shall pay to the Consultant a consulting fee of $100,000 per year, payable in equal bi-weekly installments. This equates to aggregate consulting fee payments of approximately $150,000 for the anticipated 18-month consulting period.

     3.2 BENEFITS. In his capacity as a consultant, the Consultant shall continue to participate in CRL's medical and dental plans under the current family coverage arrangement, on the same basis as he would have if he was an executive officer of the Company during this period, with CRL paying 100% of costs associated with COBRA coverage during the Consultation Period.

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4.   TERMINATION.

          This Agreement shall automatically terminate in the event of:

          (i)   the Consultant's death;

          (ii) fraud, dishonesty, willful malfeasance, or gross negligence on the part of the Consultant in connection with his performance of the services to be provided pursuant hereto;

          (iii) the conviction of the Consultant of, or the entry of a pleading of guilty by the Consultant to, any crime involving moral turpitude or any felony;

          (iv)  the disability of the Consultant; or

          (v) the commission of an intentional act of false and misleading public disparagement of CRL by the Consultant.

          As used in this Agreement, the term "disability" shall mean the inability of the Consultant, due to physical or mental disability, for a period of 90 days, whether or not consecutive, during a 360-day period to perform the services to be provided pursuant to this Agreement. A determination of disability shall be made by a physician satisfactory to both the Consultant and the Company; provided that if the Consultant and the Company do not agree on a physician, the Consultant and the Company shall select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

         In the event of termination for any of the reasons set forth above, the Consultant (or, if applicable, his estate) shall be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination. Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company. Notwithstanding the foregoing, the Company may terminate this Agreement, effective immediately upon receipt of written notice, if the Consultant breaches or threatens in writing to breach any provision of Section 6.

5. COOPERATION. The Consultant shall diligently perform his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder.

6. CONFIDENTIAL INFORMATION. The Consultant will not disclose, except as set forth herein, any confidential or proprietary information of the Company during the Consultation Period and for an 18-month period thereafter. Confidential or proprietary information shall not include any information which becomes generally known or available to the public other than as a result of a disclosure by the Consultant. The Consultant may disclose any such information if compelled by any state or Federal law or regulation, or to any employees, directors, officers, advisors or representatives of the Company, as the Consultant deems necessary or appropriate.

7. INDEPENDENT CONTRACTOR STATUS. The Consultant shall perform all services under this Agreement as an "independent contractor" and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

8. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon deposit in the United States Post Office, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance this Section 8.

9. ENTIRE AGREEMENT. This Agreement, together with a Letter Agreement of even date herewith and the Change in Control Severance Agreement referenced therein, together constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. In the event of a conflict between this Agreement and the Letter Agreement, the terms of the Letter Agreement shall prevail. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant. This Agreement may not be assigned by the Company without Consultant's prior consent. This Agreement shall be


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binding upon any successor to the Company that might result from a merger or other transaction.

10. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts (regardless of its, or any other jurisdiction's choice of law rules).

11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

12.  MISCELLANEOUS.

     12.1 No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     12.2 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year set forth above.


CHARLES RIVER LABORATORIES                   CONSULTANT
INTERNATIONAL, INC.


BY:                                          BY:


----------------------------------           -----------------------------------
James C. Foster                              Dennis R. Shaughnessy
Chairman, President & CEO

                                             EFFECTIVE DATE:
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